UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 26, 2008

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 26, 2007, The Nasdaq Stock Market (“NASDAQ”) notified Lantronix, Inc., a Delaware corporation (the “Company”), that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule.

On June 24, 2008 the Company was notified that it had not regained compliance with the Rule.  However the NASDAQ noted that on June 23, 2008, the Company met all initial inclusion criteria for the Capital Market set forth in Marketplace Rule 4310(c) (except for the bid price).  Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided an additional 180 calendar day compliance period, or until December 22, 2008, to regain compliance.  If, at anytime before December 22, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that it complies with the Rule.  NASDAQ may also, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for longer then 10 consecutive business days, but generally not more than 20 consecutive business days, if it determines that factors require the longer period to show an ability to maintain long term compliance with the Rule.

If compliance with the Rule cannot be demonstrated by December 22, 2008 NASDAQ will notify the Company that the Common Stock will be delisted.  At that time, the Company may appeal NASDAQ’s determination to a Listing Qualification Panel (the “Panel”).  If the Company appeals the determination, it will be asked to provide a plan to regain compliance with the Panel.  Historically the Panel has viewed a near-term reverse stock split as the only definitive plan acceptable to resolve bid deficiency.

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1 of this Current Report.

Item 9.01    Financial Statements and Exhibits.

(d)

99.1	Press Release dated June 26, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2007	LANTRONIX, INC., a Delaware corporation

By:	/s/ Reagan Y. Sakai
Reagan Y. Sakai Chief Executive Officer